Exhibit 4.1

YIFAN COMMUNICATIONS, INC.
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
____________________________________________

(a)  YIFAN COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”), of the Corporation and in accordance with the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolution establishing a series of ten million (10,000,000) shares of preferred stock of the Corporation:

Ten Million (10,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $0.008 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.

(b)  Designation. The series of preferred stock established hereby shall be designated the “Series A Convertible Preferred Stock” and shall be referred to herein as the “Preferred Shares” and the authorized number of Preferred Shares shall be 100,000.

(c)  Rank. With respect to any Liquidation Event (as defined herein), the Preferred Shares shall rank prior to the Corporation’s common stock, par value $.008 per share (the “Common Stock,” and collectively with any other security of the Corporation ranking junior to the Preferred Shares, the “Junior Securities”).

(d)  Voting Rights. Along with the holders of the Common Stock, each holder of Preferred Shares shall have one vote on all matters submitted to the holders of Common Stock for each share of Common Stock into which such Preferred Shares would be converted if converted as of the date of such vote based on the Conversion Ratio (as herein defined) then in effect, but regardless as to whether the Preferred Shares are then convertible. In addition, without the affirmative vote of the holders (acting together as a class) of at least a majority of Preferred Shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Corporation shall not alter, change or amend the preferences or rights of the Preferred Shares.

(e)  Dividends. The Preferred Shares shall not be entitled to receive a dividend and, as long as any Preferred Shares remain outstanding, no dividends shall be declared on any Junior Security without the consent in writing of holders of at least a majority of the Preferred Shares then outstanding. Subject to the foregoing sentence, in the event the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Shares at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Shares had all of the outstanding Preferred Shares been converted immediately prior to the record date for such dividend or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that, for purposes of determining the number of shares of Common Stock into which the Preferred Shares are converted, it shall be assumed that a Recapitalization Event has been effected.

(f)  Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including for such purpose a sale, transfer or disposition of all or substantially all the Corporation’s assets or a merger or consolidation pursuant to which the holders of all the capital stock of the Corporation own less than 50% of all the capital stock of the Corporation following such transaction (a “Liquidation Event”), the holders of Preferred Shares shall be entitled to receive in cash, out of the assets of the Corporation, an amount per share for each outstanding Preferred Share equal to $.008 for each share of Common Stock into which the Preferred Shares are then convertible (herein, “Liquidation Value”), before any payments shall be made or any assets distributed to the holders of any Junior Securities. If, upon any Liquidation Event, the assets of the Corporation are insufficient to pay the Liquidation Value, the holders of such Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. After payment of the full Liquidation Value to which each holder of Preferred Shares is entitled, the holders of the Preferred Shares will not be entitled to any further participation as such in any distribution of assets of the Corporation.

(g)  Conversion.

1.  Conversion Ratio. The Preferred Shares shall be initially convertible into Common Stock at the rate of 437.70111 shares of Common Stock per Preferred Share converted (the “Conversion Ratio”). The shares of Common Stock issuable upon conversion of the Preferred Shares shall be referred to herein as the “Conversion Shares.” The Conversion Ratio shall be subject to adjustment pursuant to Sections 8(a) and (b). For the avoidance of doubt, a Recapitalization Event shall trigger an appropriate adjustment to the Conversion Ratio under Section 8(a) and (b).

2.  Automatic Conversion. The Preferred Shares shall, automatically and without further action of the holders thereof, convert into a number of fully paid and nonassessable shares of Common Stock based on the Conversion Ratio then in effect at such time that a Recapitalization Event becomes effective under all applicable provisions of the Delaware General Corporation Law and the Corporation’s Certificate of Incorporation and Bylaws. As used herein, the term “Recapitalization Event” means any of the foregoing: (1) a combination of the Corporation’s Common Stock on the basis of at least 1-for-7, (2) a merger with the Corporation or a wholly-owned subsidiary of the Corporation pursuant to which each outstanding share of Common Stock is to be exchanged for no more than 1/7 of a share of common stock of the surviving corporation in such merger or (3) the increase in the number of authorized shares of Common Stock or other transaction as a result of which, immediately following such event, and without taking into account any other obligations to issue Common Stock which the Corporation has or may at such time have, there is a sufficient number of authorized but unissued shares of Common Stock to permit such conversion.

3.  Conversion Mechanics. At the effective time of the Recapitalization Event, the rights of the holder of Preferred Shares (other than the right to receive shares of Common Stock upon conversion of the Preferred Shares pursuant to the terms hereof, as such holder) shall cease and such holder shall be treated for all purposes as the record holder of the Conversion Shares. As promptly as practicable on or after the Recapitalization Event, the Corporation shall issue and cause to be mailed or delivered to such holder a notice stating that a Recapitalization Event has occurred and that the Preferred Shares have been deemed to have converted in accordance with paragraph (b) of this Section. The Corporation shall not be obligated to issue the shares of Common Stock issuable upon such conversion, however, unless certificates evidencing such Preferred Shares are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes agreements satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of an automatic conversion of the Preferred Shares pursuant to paragraph (b) of this Section, the holders of the Preferred Shares shall surrender the certificates representing the Preferred Shares for which such conversion has occurred to the Corporation and the Corporation shall cause its transfer agent to deliver the shares of Common Stock issuable upon such conversion to the holder within three business days of the holder’s delivery of the applicable Preferred Share certificate(s).

(h)  Preemptive Rights. Holders of Preferred Shares shall have no preemptive rights with respect to any future issuances of securities by the Corporation.

(i)  Other Terms of Preferred Shares.

(a)  Stock Split, Stock Dividend, Recapitalization, etc. If the Corporation, at any time while any Preferred Shares are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)  No Impairment. Unless approved in accordance with Section 3 hereof, the Corporation will not, by amendment of its Articles of Incorporation or this Certificate of Designation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 8(a) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(c)  Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)
to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus (for avoidance of doubt, the foregoing phrase does not include any stock split or reverse stock split which results in an automatic adjustment of the Conversion Ratio purchase to Section 8(a) above);

(ii)	to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)
to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

(d)  then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

(e)  (1)at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; and

(f)  (2)in the case of the matters referred to in (ii) and (iii) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(g)  Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Shares at the address for each such holder as shown on the books of this Corporation and shall be deemed given when so mailed.

4.  Reservation of Shares Issuable Upon Conversion. From and after a Recapitalization Event, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.  Status of Converted Stock. In the event any Preferred Shares shall be converted pursuant to Section 6 hereof, (i) the Preferred Shares so converted shall be retired and cancelled and shall not be reissued and (ii) the authorized number of Preferred Shares set forth in Section 1 hereof shall be automatically reduced by the number of Preferred Shares so converted and the number of shares of the Corporation’s undesignated Preferred Stock shall be deemed increased by such number.

6.  Loss, Theft, Destruction of Preferred Shares. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing Preferred Shares and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Preferred Shares, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing Preferred Shares, new certificates representing Preferred Shares of like tenor.

IN WITNESS WHEREOF, Yifan Communications, Inc. has caused this Certificate to be signed on its behalf, as of this 25th day of January, 2006.

YIFAN COMMUNICATIONS, INC.

By:	/s/ Myint J. Kyaw
Myint J. Kyaw
Chief Executive Officer and Secretary